Exhibit 99.1

          Qualstar Reports Fiscal 2004 Third Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--April 29, 2004--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the third fiscal quarter ended March 31, 2004.
    Revenues for the quarter were $8.3 million, a slight increase over revenues of $8.2 million for the same quarter of the prior year. Gross margin in the 2004 third quarter was 36.2 percent, compared with 37.9 percent reported in the year-ago quarter.
    Research and development costs for the third quarter of 2004 were $1.1 million, or 12.9 percent of revenues, compared to $1.1 million, or 13.9 percent of revenues, for the year-ago quarter. Sales and marketing expenses for the 2004 fiscal third quarter were $910,000, or
11.0 percent of revenues, relatively unchanged from $921,000, or 11.2 percent of revenues, in the same quarter last year. General and administrative expenses for the third quarter of fiscal 2004 were $1.7 million, or 20.4 percent of revenues, an increase from $1.1 million, or 14.0 percent of revenues, for the third quarter of fiscal 2003. The increase over the year-ago period was attributed primarily to the legal costs associated with the settlement of the Raytheon patent infringement lawsuit and accrual for the settlement. The Company does not expect any additional costs to be incurred related to this litigation.
    Qualstar reported a net loss of $346,000, or a net loss of $0.03 per diluted share, for the third quarter of fiscal 2004, compared with net income of $11,000, or breakeven per diluted share, for last year's third quarter.
    The Company was cash flow positive during the third quarter of fiscal 2004 as cash, cash equivalents and marketable securities grew to $36.4 million at March 31, 2004, compared with $36.1 million at June 30, 2003. Days sales outstanding (DSOs) were 43 days at March 31, 2004, an improvement from 50 days at June 30, 2003. Inventory turns increased to 3.1 times on an annualized basis for the period ended March 31, 2004, from 2.9 times on an annualized basis for the period ended June 30, 2003.

    Nine Month Results

    Qualstar's revenues for the nine months ended March 31, 2004 were $23.8 million compared to revenues of $25.4 million for the first nine months of fiscal 2003. The Company reported a net loss of $715,000, or a net loss of $0.06 per diluted share, for the first nine months of fiscal 2004, compared with net income of $592,000, or $0.05 per diluted share, for the year-ago period.
    "Third quarter results were in line with our expectations," said Bill Gervais, president and chief executive officer of Qualstar Corporation. "Importantly, we recently settled our ongoing dispute with Raytheon Company regarding alleged patent infringement. With that distraction and expense behind us, we can focus on driving the long-term growth and success of Qualstar.
    "Sales of our RLS product line of rack mountable automated tape libraries that support all of the popular tape formats, have increased approximately 175 percent compared to the third quarter of fiscal 2003. During the current quarter we completed shipment of a large order for RLS tape libraries and related media to a video surveillance OEM," continued Mr. Gervais.
    "The third quarter marked the first time in our history with no contribution from our legacy 9-track tape drives, after shipping our final production last quarter. We are now focused exclusively on growing our tape library and power supply products and technologies. In particular, year-to-date revenues from N2Power, which provides ultra-small high efficiency power supplies for routers, switches, telecom gear and network storage units, have grown more than 200 percent from the same period last year. We believe that these products address important worldwide energy cost and power efficiency concerns, and that their contribution to our overall sales will continue to grow," added Mr. Gervais.
    "We are on track to announce our new XLS product family, currently in development at our Boulder, Colorado facility, in late calendar 2004. XLS incorporates our next-generation, enterprise-class library technology and will be capable of holding over 6,000 tapes. This capacity point is especially important for large, global data centers."

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its third quarter fiscal year 2004 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the Investors section at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the conference call at 800-299-6183 or 617-801-9713 and enter passcode 66485896. An audio replay will be available through May 6, 2004, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 18994349.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO, SAIT and SDLT tape drives, whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful, whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance, rescheduling or cancellation of customer orders, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (unaudited)

                                 Three Months Ended  Nine Months Ended
                                      March 31,          March 31,
                                   2004      2003      2004     2003

Net revenues                      $8,302    $8,189    $23,834  $25,389

Cost of goods sold                 5,295     5,085     14,993   15,959

Gross profit                       3,007     3,104      8,841    9,430

Operating expenses:
  Research and development         1,070     1,138      3,291    2,905
  Sales and marketing                910       921      2,648    2,826
  General and administrative       1,697     1,143      4,484    3,083
     Total operating expenses      3,677     3,202     10,423    8,814

Income (loss) from operations       (670)      (98)    (1,582)     616

Investment income                    142       116        488      502

Income (loss) before income
 taxes                              (528)       18     (1,094)   1,118

Provision (benefit) for income
 taxes                              (182)        7       (379)     526

Net income (loss)                  $(346)      $11      $(715)    $592

Earnings (loss) per share:
  Basic                           $(0.03)    $0.00     $(0.06)   $0.05
  Diluted                         $(0.03)    $0.00     $(0.06)   $0.05

Shares used to compute earnings
(loss) per share:
  Basic                           12,587    12,614     12,574   12,579
  Diluted                         12,587    12,641     12,574   12,667



                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                March 31,    June 30,
                    ASSETS                        2004         2003
                                               (unaudited)
Current assets:
  Cash and cash equivalents                       $3,206      $6,236
  Marketable securities                           33,155      29,857
  Receivables, net of allowances of $439 as
   of March 31, 2004 and $260 as of June
   30, 2003, respectively                          3,927       4,535
  Inventories                                      7,131       7,091
  Prepaid expenses and other current assets          533         234
  Prepaid income taxes                             1,128       1,336
  Deferred income taxes                              939         939

     Total current assets                         50,019      50,228

Property and equipment, net                        1,428       1,557
Other assets                                         261         311
     Total assets                                $51,708     $52,096

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $1,244      $1,136
  Accrued payroll and related liabilities            687         432
  Other accrued liabilities                        1,606       1,469

     Total current liabilities                     3,537       3,037

Deferred income taxes                                191         191

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,590 and 12,640 shares
   issued and outstanding as of March 31, 2004
   and June 30, 2003, respectively                20,090      20,366
  Deferred compensation                                -        (140)
  Notes from directors                               (82)       (156)
  Accumulated other comprehensive loss              (133)        (22)
  Retained earnings                               28,105      28,820
     Total shareholders' equity                   47,980      48,868

     Total liabilities and shareholders'
      equity                                     $51,708     $52,096



    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             Financial Relations Board
             Investor/Analyst Information:
             Rose Tucker, 310-407-6522
              rtucker@financialrelationsboard.com
             General Information:
             Laurie Berman, 310-407-6546
              lberman@financialrelationsboard.com